ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated July 18, 2012

ETRACS is pleased to announce a new exchange-traded product: the ETRACS Alerian MLP Index ETN (NYSE: AMU) linked to the Alerian MLP Index (the “Index”). The ETRACS Alerian MLP Index ETN (the “ETN”) offers investors:

•	Access to the Alerian MLP Index (NYSE: AMZ).
•	Exposure to a portfolio of 50 energy Master Limited Partnerships (“MLPs”) through a single, exchange-traded security.
•	Income potential in the form of a variable quarterly coupon linked to the cash distributions, if any, on the MLPs in the Index, less investor fees.¹
•	Straightforward tax administration, as the coupons associated with the ETN are reported as ordinary income on Form 1099, therefore eliminating the administrative burden associated with K-1 tax forms.[2]

About MLPs

MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage, or transportation of any mineral or natural resource. Because the MLP structure requires the distribution of at least 90% of an MLP’s income to its investors, MLPs typically have higher yields than regular dividend paying stocks.

About the Alerian MLP Index

The Index is a composite of 50 publicly-traded energy MLPs. The Index provides investors with a comprehensive benchmark for this emerging asset class. The Index is calculated using a float-adjusted, capitalization-weighted methodology and is disseminated real-time on a price-return basis (NYSE: AMZ).

Top 10 Index Constituents
Enterprise Products Partners LP	EPD	15.46%

More information ¾ Factsheet ¾ Prospectus Supplement Contact us Tel +1-877-387 2275 etracs@ubs.com

Kinder Morgan Energy Partners LP	KMP	9.59%

Plains All American Pipeline LP	PAA	6.68%

Energy Transfer Equity LP	ETE	4.83%

Magellan Midstream Partners LP	MMP	4.44%

Energy Transfer Partners LP	ETP	4.44%

Linn Energy LLC	LINE	4.10%

ONEOK Partners LP	OKS	3.84%

Kinder Morgan Management LLC	KMR	3.73%

Enbridge Energy Partners LP	EEP	3.20%

Source: Alerian; as of June 15, 2012 quarterly rebalancing

To find out more, click on the links to the right or email ETRACS with your questions.

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs in which you are interested.

¹ You are not guaranteed any coupon or distribution amount under the ETNs.

2 You should consult your own tax advisor about your tax situation. Significant aspects of the tax treatment of the ETNs are uncertain.

www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Alerian MLP Index, Alerian MLP Total Return Index, AMZ, and AMZX are trademarks of Alerian and their use is granted under a license from Alerian. Other marks may be trademarks of their respective owners. All rights reserved.

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